Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)
1385 West 8th Avenue, Suite 540
Vancouver, BC, Canada
V6H 3V9

Item 2:	Date of Material Change

November 30, 2020

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on November 30, 2020 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On November 30, 2020, Zymeworks announced that the U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy designation for zanidatamab in patients with previously-treated HER2 gene-amplified biliary tract cancer (BTC).

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On November 30, 2020, Zymeworks announced that the FDA has granted Breakthrough Therapy designation for zanidatamab in patients with previously-treated HER2 gene-amplified BTC.

The FDA grants Breakthrough Therapy designation to new medicines that are intended to treat a serious condition and where clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint. Zanidatamab will now be eligible for Accelerated Approval, Priority Review and Rolling Review, as well as intensive FDA guidance on an efficient drug development program.

Earlier this year, Zymeworks initiated a global Phase 2b registration-enabling study of single agent zanidatamab in patients with previously treated HER2 gene-amplified BTC. This study, which is currently enrolling patients, is designed to support accelerated approval based on a primary endpoint of objective response rate, and secondary endpoints of duration of response and safety and may enable submission of a Biologics License Application (BLA) as early as 2022.

This Breakthrough Therapy designation was based on an ongoing clinical trial of zanidatamab in patients with locally advanced (unresectable) and/or metastatic HER2 expressing tumors including BTC. Updated clinical data for single agent zanidatamab patients with BTC has been accepted for presentation at the upcoming American Society of Clinical Oncology’s Virtual Gastrointestinal Cancers Symposium (ASCO GI) January 15-17, 2021.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Executive Vice President, Business Operations and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

November 30, 2020